Exhibit 99.1

NEWS RELEASE

CONTACT: Lester A. Aaron

Chief Financial Officer

818-591-9800

UNICO AMERICAN CORPORATION REPORTS

FIRST QUARTER 2014 FINANCIAL RESULTS

Woodland Hills, CA, May 13, 2014 – Unico American Corporation. (NASDAQ – “UNAM”) (“Unico,” the “Company”), announced today its consolidated financial results for the three months ended March 31, 2014. For the three months ended March 31, 2014, revenues were $7.4 million and net income was $0.6 million ($0.11 diluted income per share) compared with revenues of $7.9 million and net income of $0.1 million ($0.00 diluted income per share) for the three months ended March 31, 2013.

Stockholders’ equity was $71.5 million as of March 31, 2014, or $13.39 per common share including unrealized after-tax investment losses of $0.001 million, compared to stockholders’ equity of $70.9 million as of December 31, 2013, or $13.27 per common share including unrealized after- tax investment losses of $0.006 million.

Headquartered in Woodland Hills, California, Unico is an insurance holding company that underwrites property and casualty insurance through its insurance company subsidiary; provides property, casualty, and health insurance through its agency subsidiaries; and through its other subsidiaries provides insurance premium financing and membership association services. Unico has conducted the majority of its operations through its subsidiary Crusader Insurance Company since 1985. For more information concerning Crusader Insurance Company, please visit Crusader’s website at www.crusaderinsurance.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements contained herein that are not historical facts are forward-looking. These statements, which may be identified by forward-looking words or phrases such as “anticipate,” “appears,” “believe,” ”expect,” “intend,” “may,” “should,” and “would,” involve risks and uncertainties, many of which are beyond the control of the Company. Such risks and uncertainties could cause actual results to differ materially from these forward-looking statements. Factors which could cause actual results to differ materially include underwriting actions not being effective, rate increases for coverages not being sufficient, premium rate adequacy relating to competition or regulation, actual versus estimated claim experience, regulatory changes or developments, unforeseen calamities, general market conditions, and the Company’s ability to introduce new profitable products.

Financial Tables Follow –

UNICO AMERICAN CORPORATION

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

($ in thousands)

	March 31	December 31
	2014	2013
	(Unaudited)
ASSETS
Investments
Available for sale:
Fixed maturities, at fair value (amortized cost: March 31, 2014 $11,745; December 31, 2013 $11,945)	$11,743	$11,936
Short-term investments, at fair value	94,563	93,807
Total Investments	106,306	105,743
Cash	97	376
Accrued investment income	11	5
Receivables, net	5,099	5,157
Reinsurance recoverable:
Paid losses and loss adjustment expenses	21	184
Unpaid losses and loss adjustment expenses	4,731	4,428
Deferred policy acquisition costs	3,668	3,636
Property and equipment, net	10,168	10,170
Deferred income taxes	1,446	1,373
Other assets	1,414	1,781
Total Assets	$132,961	$132,853

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Unpaid losses and loss adjustment expenses	$43,133	$43,877
Unearned premiums	15,133	15,261
Advance premium and premium deposits	490	465
Income taxes payable	144	—
Accrued expenses and other liabilities	2,563	2,354
Total Liabilities	$61,463	$61,957

Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock, no par – authorized 10,000,000 shares; issued and outstanding shares 5,341,147 at March 31, 2014, and 5,341,147 at December 31, 2013	$3,714	$3,709
Accumulated other comprehensive loss	(1)	(6)
Retained earnings	67,785	67,193
Total Stockholders’ Equity	$71,498	$70,896

Total Liabilities and Stockholders' Equity	$132,961	$132,853

UNICO AMERICAN CORPORATION

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(In thousands, except per share)

	Three Months Ended
	March 31
	2014	2013
REVENUES
Insurance Company Revenues
Net premium earned	$6,388	$6,690
Investment income	31	121
Other income	256	234
Total Insurance Company Revenues	6,675	7,045

Other Revenues from Insurance Operations
Gross commissions and fees	735	882
Investment income	—	—
Finance fees earned	17	20
Other income	13	3
Total Revenues	7,440	7,950

EXPENSES
Losses and loss adjustment expenses	2,892	4,557
Policy acquisition costs	1,477	1,434
Salaries and employee benefits	1,282	1,263
Commissions to agents/brokers	44	61
Other operating expenses	839	579
Total Expenses	6,534	7,894

Income Before Taxes	906	56
Income Tax Expense	314	48
Net Income	$592	$8

PER SHARE DATA:
Basic
Earnings Per Share	$0.11	$0.00
Weighted Average Shares	5,341,147	5,341,147

Diluted
Earnings Per Share	$0.11	$0.00
Weighted Average Shares	5,345,478	5,344,463

UNICO AMERICAN CORPORATION

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

($ in thousands)

	For the Three Months Ended
	March 31
	2014	2013
Cash flows from operating activities:
Net Income	$592	$8
Adjustments to reconcile net income to net cash from operations
Depreciation and amortization	138	53
Bond amortization, net	(1)	5
Non-cash stock based compensation	6	6
Changes in assets and liabilities
Net receivables and accrued investment income	51	288
Reinsurance recoverable	(140)	653
Deferred policy acquisition costs	(32)	(58)
Other assets	120	36
Unpaid losses and loss adjustment expenses	(744)	(322)
Unearned premiums	(128)	(130)
Advance premium and premium deposits	25	(143)
Accrued expenses and other liabilities	209	(359)
Income taxes current/deferred	317	50
Net Cash Provided by Operating Activities	413	87

Cash flows from investing activities:
Purchase of fixed maturity investments	—	(699)
Proceeds from maturity of fixed maturity investments	200	7,948
Net increase in short-term investments	(756)	(7,082)
Additions to property and equipment	(136)	(245)
Net Cash Used by Investing Activities	(692)	(78)

Cash flows from financing activities:
Net Cash Provided (Used) by Financing Activities	—	—

Net (decrease) increase in cash	(279)	9
Cash at beginning of period	376	161
Cash at End of Period	$97	$170

Supplemental cash flow information
Cash paid during the period for:
Interest	—	—
Income taxes	—	—